Exhibit 10.6

June 16, 2020

Ken Song

Re:	Offer of Employment

Dear Ken:

RayzeBio, Inc. (the “Company”) is pleased to offer you employment as the Company’s Chief Executive Officer (“CEO”) and President on the terms and conditions set forth in this letter agreement (the “Agreement”).

1. Commencement of Employment. Your employment with the Company as CEO and President will start on June 17, 2020 (the “Start Date”).

2. Duties and Location. You will perform those duties and responsibilities as are customary for the position of CEO and President and as may be directed by the Company’s Board of Directors (the “Board”), to whom you will report. Your primary office location will be the Company’s headquarters office, with such site to be determined. In the meantime, you may work remotely, consistent with California’s shelter-in-place directives, as applicable. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, provided that, when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control.

3. Salary. You will be paid an initial annual base salary of $400,000 commencing on the consummation of an equity financing of the Company, less applicable deductions and withholdings, to be paid each month in accordance with the Company’s payroll practices, as may be in effect from time to time. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

4. Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. You will also be eligible for twenty (20) paid time off (PTO) days per year, accrued and administered in accordance with the Company’s PTO policy in effect from time to time. The Company may, from time to time, change benefits in its discretion.

5. Annual Discretionary Bonus. Each year, you will be eligible for an annual discretionary performance bonus equal to thirty percent (30%) of your annual base salary. Whether you are awarded such a bonus, and the amount of any such bonus, shall be determined by the Board in its sole discretion, and shall be based upon achievement of Company and/or individual performance objectives set by the Board (or duly authorized committee thereof) after consultation with you and other criteria to be determined by the Board. Any bonus shall be paid within thirty (30) days after the Board’s determination that a bonus shall be awarded. You must perform services through the day that your bonus (if any) is paid in order to be eligible for a bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus payment date, you will not be eligible for a bonus, prorated or otherwise.

6. Sign-on Bonus. Subject to the initial closing of the Company’s Series A financing, you will receive a one-time bonus of $75,000 within thirty (30) days of the closing of the Series A financing which will be subject to customary taxes and withholdings in accordance with the Company’s standard payroll practices.

7. Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

8. Equity.

(a) Stock Purchase. Subject to approval of the Board, you will be granted the right to purchase restricted stock of 3,686,747 shares of the Company’s common stock at fair market value of $0.001 at the time of purchase (the “Shares”) subject to vesting commencement as follows (i) 25% of 1,500,000 shares shall vest 12 months after your Start Date subject to your continuing status as a service provider with the Company, and no shares shall vest before such date. The remaining 75% of these shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing status as a service provider with the Company. (ii) up to 1,457,831 shares shall begin to vest on the closing date of the Second Tranche Closing (as defined in that certain Series A Stock Purchase Agreement by and between the Company and the parties named therein (the “SPA”)) and approval of the Company’s board of directors, which shall not be unreasonably withheld and (iii) the remainder of the Shares shall begin to vest upon the closing date of the Third Tranche Closing (as defined in the SPA) and approval of the Company’s board of directors, which shall not be unreasonably withheld. Shares shall vest in equal monthly amounts over 48 months subject to your continuing status as a service provider with the Company. The Shares that have begun to vest are subject to “double trigger” acceleration such that, in the event of a Change of Control (as defined in the Company’s 2020 Equity Incentive Plan, as amended from time to time (the “Stock Plan”)) within the period commencing three (3) months prior to, and ending twelve (12) months after, the effective time of such Change in Control, and your employment is terminated without Cause (as defined in the Stock Plan) or due to your voluntary termination with Good Reason, then subject to your execution and non-revocation of a general release in a form acceptable to the Company or its successor, as of the date of termination of your continuous service, the vesting of the Shares shall be accelerated in full. “Good Reason” means that one or more of the following are undertaken by the Company (or successor to the Company, if applicable) without your express written consent: (i) a material reduction in your annual base salary; (ii) a material reduction in your authority, duties or responsibilities; (iii) a relocation of your principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases your one-way commute by more than thirty (30) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (iv) a material breach by the Company of any provision of the Plan or the Stock Award Agreement or any other material agreement between you and the Company concerning the terms and conditions of your employment or service with the Company.

(b) Top Up Option Grants.

(i) Following the Second Tranche Closing (as defined in the SPA), subject to the approval of the Board, you will be granted an option to purchase additional shares of the Company’s common stock (the “First Top Up Grant”), at the fair market value as determined by the Board as of the date of the First Top Up Grant, in an amount, if any, such that the Shares plus the First Top Up Grant equals 6% of the Company’s Fully Diluted Capitalization at the time of the Second Tranche Closing. The First Top Up Grant will be governed by the terms and conditions of the Stock Plan and your grant agreement, and will include the following vesting schedule: shares shall vest in equal monthly amounts over 48 months subject to your continuing status as a service provider with the Company.

(ii) Following the Third Tranche Closing (as defined in the SPA), you will be granted an option to purchase additional shares of the Company’s common stock (the “Second Top Up Grant” and together with the First Top Up Grant, the “Options”), at the fair market value as determined by the Board as of the date of the Second Top Up Grant, in an amount, if any, such that the such that the Shares plus the First Top Up Grant plus the Second Top Up Grant equals 6% of the Company’s Fully Diluted Capitalization at the time of the Third Tranche Closing. The Second Top Up Grant will be governed by the terms and conditions of the Stock Plan and your grant agreement, and will include the following vesting schedule: shares shall vest in equal monthly amounts over 48 months subject to your continuing status as a service provider with the Company.

(iii) The Options are subject to “double trigger” acceleration such that, in the event of a Change of Control within the period commencing three (3) months prior to, and ending twelve (12) months after, the effective time of such Change in Control, and your employment is terminated without Cause or due to your voluntary termination with Good Reason, then subject to your execution and non-revocation of a general release in a form acceptable to the Company or its successor, as of the date of termination of your continuous service, the vesting of the Options shall be accelerated in full.

(iv) For purposes of this letter “Fully Diluted Capitalization” means, as of the date of measurement, the sum of (1) all outstanding shares of the Company’s common stock, (2) all outstanding shares of the Company’s preferred stock on an as-converted to common stock basis and (3) all shares of common stock issuable pursuant to exercise or conversion of all outstanding options, warrants or convertible securities, including options available for future issuance pursuant to the Stock Plan.

9. Confidentiality Obligations. As a condition of your employment, you must sign and abide by the Company’s standard form of Confidential Information and Inventions Assignment Agreement (“CIIA”), a copy of which is attached hereto as Exhibit A, which may be amended by the parties from time to time without regard to this Agreement. The CIIA contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

10. No Conflict of Interest/Protection of Third Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

11. Outside Activities. Except with the prior written consent of the Board and the noted activities below, you will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with your responsibilities and the performance of your duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as you may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with your duties; and (iii) such other activities as may be specifically approved by the Board. Your current activities as advisor to Metacrine, Inc. and Executive Chairman of Omniome, Inc. are permitted Outside Activities.

12. At-Will Employment. Your employment with Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause, and with or without advance notice.

13. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration under applicable law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004 (as amended), the California Fair Employment and Housing Act (as amended), and the California Labor Code (as amended), to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

14. Miscellaneous. By signing below, you acknowledge that the terms described in this Agreement, together with the CIIA attached as Exhibit A, set forth the entire understanding between us and supersede any prior representations or agreements, whether written or oral; and there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this Agreement may be amended waived, released, discharged or modified except in writing, signed by you and an authorized Board member, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. If you agree to the terms and conditions set forth herein, please sign and date this Agreement and the enclosed Confidential Information and Inventions Assignment Agreement and return them to me on or before June 17, 2020.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

RAYZEBIO, INC.

/s/ Aron Knickerbocker
Name: Aron Knickerbocker
Title: Chairman & Chief Executive Officer

Accepted and agreed:

/s/ Ken Song
Ken Song

Date:	June 16, 2020